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                                                                    EXHIBIT 11.1

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)

                                                   Three Months   Three Months    Six Months      Six Months
                                                       ended          ended          ended          ended
                                                   September 30,  September 30,  September 30,   September 30,
                                                       1995           1996           1995           1996
                                                   -------------  -------------  -------------   -------------
Net income                                            $    1,343     $    1,148     $    2,390     $    2,001
                                                      ==========     ==========     ==========     ==========
Primary
-------
Common stock
  Shares outstanding from beginning
   of period......................................     5,138,500      5,025,008      4,060,000      5,048,500
Pro rata shares
  Sale of stock...................................                                     601,428
  Purchase of treasury stock......................                                                    (20,864)
  Assumed exercise of warrants using the
   treasury stock method..........................        27,067                        29,451
  Assumed exercise of stock options using the
   treasury stock method..........................        81,984         23,047         85,292         31,095
                                                      ----------     ----------     ----------     ----------
Weighted average common and common equivalent
  shares outstanding..............................     5,247,551      5,048,055      4,776,171      5,058,731
                                                      ==========     ==========     ==========     ==========
Earnings per common and common equivalent share...    $     0.26     $     0.23          $0.50     $     0.40
                                                      ==========     ==========     ==========     ==========
Fully Diluted
--------------
Common stock
  Shares outstanding from beginning of period.....    5,138,500      5,025,008      4,060,000      5,048,500
Pro rata shares
  Sale of stock...................................                                     601,428
  Purchase of treasury stock......................                                                    (20,864)
  Assumed exercise of warrants using the treasury
   stock method...................................        32,968                        32,401
 Assumed exercise of stock options using the
  treasury stock method...........................        91,804         33,976         90,202         36,559
                                                      ----------     ----------     ----------     ----------
Fully diluted weighted average common and common
 equivalent shares outstanding....................     5,263,272      5,058,984      4,784,031      5,064,195
                                                      ==========     ==========     ==========     ==========
Fully diluted earnings per common and common
 equivalent share.................................    $     0.26     $     0.23          $0.50     $     0.40
                                                      ==========     ==========     ==========     ==========
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